Exhibit 4.5

RALCORP HOLDINGS, INC.,
THE GUARANTORS PARTY HERETO
AND
DEUTSCHE BANK TRUST COMPANY AMERICAS,
AS TRUSTEE
SECOND SUPPLEMENTAL INDENTURE
DATED AS OF
JULY 26, 2010
$300,000,000
4.950% NOTES DUE 2020

Exhibit 4.3
TABLE OF CONTENTS

Page
ARTICLE 1
SCOPE OF SUPPLEMENTAL INDENTURE; GENERAL

Section 1.01. Scope of Supplemental Indenture; General	2

ARTICLE 2
CERTAIN DEFINITIONS

Section 2.01. Certain Definitions	4
Section 2.02. Certain Definitions Applicable to the 2020 Notes	5

ARTICLE 3
COVENANTS

Section 3.01. Offer to Redeem upon Change of Control Triggering Event	10
Section 3.02. Restrictions on Secured Debt	11
Section 3.03. Limitations on Sale and Lease-Back	13
Section 3.04. Applicability of Covenants Contained in the Base Indenture	14

ARTICLE 4
REMEDIES

Section 4.01. Events of Default	14
ARTICLE 5
GUARANTEES

Section 5.01. Unconditional Guarantees	14

ARTICLE 6
THE NOTES

Section 6.01. Form of the 2020 Notes	14
Section 6.02. Depository	14

ARTICLE 7
REDEMPTION

Section 7.01. Optional Redemption	15
Section 7.02. Applicability of Sections of the Base Indenture	15
Section 7.03. Special Mandatory Redemption	15

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Page
ARTICLE 8
DEFEASANCE

Section 8.01. Defeasance	16

ARTICLE 9
MISCELLANEOUS

Section 9.01. GOVERNING LAW	16
Section 9.02 Recitals	16

SCHEDULE:
1. Guarantors

EXHIBIT:
A. Form of Note

ii

Exhibit 4.3
     SECOND SUPPLEMENTAL INDENTURE dated as of July 26, 2010 (“Second Supplemental Indenture”) to the Indenture dated as of August 14, 2009 (the “Base Indenture” and as supplemented by the first supplemental indenture and this Second Supplemental Indenture and as supplemented from time to time, the “Indenture”), is by and among RALCORP HOLDINGS, INC., a Missouri corporation (the “Company”), each of the Guarantors a party hereto and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, as trustee (as defined in the Indenture, the “Trustee”).
     Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of Notes (as defined herein):
     WHEREAS, the Company and the Trustee have duly authorized the execution and delivery of the Base Indenture to provide for the issuance from time to time of the Company’s debentures, notes, bonds or other evidences of indebtedness (as defined in the Indenture, the “Debt Securities”), to be issued in one or more series, as in the Indenture provided;
     WHEREAS, the Company and the Trustee have duly authorized the execution and delivery of the First Supplemental Indenture to provide for the issuance by the Company of the 6.625% notes due 2039 (the “2039 Notes”);
     WHEREAS, the Company has determined that it will issue additional Debt Securities which will be of the same series as the 2039 Notes to be issued pursuant to an offering registered with the Securities and Exchange Commission;
     WHEREAS, in order for the additional 2039 Notes to be considered of the same series as the existing 2039 Notes and to bear the same CUSIP number, it is required that the additional 2039 Notes be sold with accrued interest from the last interest payment date of the existing 2039 Notes;
     WHEREAS, in order to provide for the issuance of the additional 2039 Notes, the Company has proposed that the definition of “Additional Notes” in Article XIX of the Base Indenture be amended as provided herein;
     WHEREAS, on June 20, 2010, the Company entered into an agreement and plan of merger (the “Merger Agreement”) with American Italian Pasta Company, a Delaware corporation (“AIPC”), under which the Company will acquire, through a subsidiary, all of the outstanding shares of common stock of AIPC and has commenced a tender offer to acquire all of the outstanding shares of Class A convertible common stock of AIPC (the “Acquisition”); following the Acquisition, the Company intends to cause a subsidiary of the Company to be merged with and into AIPC (the “Merger”);
     WHEREAS, if the Acquisition is consummated, the net proceeds of the sale of the Notes will be used to pay a portion of the purchase price of the shares of AIPC to be acquired in the Acquisition;

     WHEREAS, the Company and the Guarantors desire and have requested the Trustee to join them in the execution and delivery of this Second Supplemental Indenture in order to establish and provide for the issuance by the Company of a series of Debt Securities designated as its 4.950% Notes due 2020 (the “2020 Notes” and, together with the 2039 Notes, the “Notes”), guaranteed by the Guarantors (as defined herein), on the terms set forth herein;
     WHEREAS, the Company now wishes to issue 2020 Notes in an initial aggregate principal amount of $300,000,000;
     WHEREAS, Section 11.1 of the Base Indenture provides that a supplemental indenture may be entered into without the consent of the Holders of any Debt Securities by the Company, the Guarantors and the Trustee for such purpose, among other things, of (i) establishing the form or terms of Debt Securities or Guarantees, if any, of any series as permitted by Sections 2.01 and 3.01 of the Base Indenture or (ii) making any other provisions with respect to matters or questions arising under the Indenture, provided that such action shall not adversely affect the interests of the Holders of Debt Securities of any series;
     WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this Second Supplemental Indenture have been complied with; and
     WHEREAS, all things necessary to make this Second Supplemental Indenture a valid agreement of the Company, the Guarantors and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Base Indenture have been done;
     NOW, THEREFORE:
     In consideration of the premises and the purchase and acceptance of the Notes by the Holders thereof, the Company and the Guarantors mutually covenant and agree with the Trustee, for the equal and ratable benefit of the Holders of the Notes, that the Base Indenture is supplemented and amended, to the extent expressed herein, as follows:
ARTICLE 1
SCOPE OF SUPPLEMENTAL INDENTURE; GENERAL
     Section 1.01. Scope of Supplemental Indenture; General. (a) This Second Supplemental Indenture supplements, and to the extent inconsistent therewith, replaces the provisions of the Base Indenture, to which provisions reference is hereby made.
     Pursuant to this Second Supplemental Indenture, there is hereby created and designated a series of Debt Securities under the Indenture entitled “4.950% Notes due 2020.” The 2020 Notes shall be in the form of Exhibit A hereto, the terms of which are incorporated herein by reference. The 2020 Notes shall be guaranteed by the Guarantors as provided in such form and the Indenture.
     The Company may issue additional notes subsequent to the Issue Date (such notes, the “Additional 2020 Notes”) of the same series as the 2020 Notes. In the event that the Company shall issue and the Trustee shall authenticate any Additional 2020 Notes issued under this Second Supplemental Indenture subsequent to the Issue Date, the Company shall use its best efforts to obtain the same “CUSIP” number for such Additional 2020 Notes as is printed on the 2020 Notes outstanding at such time; provided, however, that if any series of 2020 Notes issued under this Second Supplemental Indenture subsequent to the Issue Date is determined, pursuant to an Opinion of Counsel in a form reasonably satisfactory to the Trustee, to be a different class of security than the 2020 Notes outstanding at such time for federal income tax purposes, the Company may obtain a “CUSIP” number for such 2020 Notes that is different than the “CUSIP” number printed on the 2020 Notes then outstanding. Notwithstanding the foregoing, all 2020 Notes issued under this Second Supplemental Indenture shall vote and consent together on all matters as one class, including without limitation on waivers and amendments, and no Holder of the 2020 Notes will have the right to vote or consent as a separate class from other Holders on any matter except matters which affect such Holder only.
     (b) The information applicable to the 2020 Notes required pursuant to Section 3.1 of the Indenture is as follows:
     (1) the title of the 2020 Notes is “4.950% Senior Notes due 2020”;
     (2) the initial aggregate principal amount of the 2020 Notes is $300,000,000, which may be increased in the future as set out below;
          (3) the 2020 Notes will be issued to the Underwriters at a price of 99.190% of the principal amount, resulting in total net proceeds to the Company of $297,570,000; the price to the public will be 99.840% of the principal amount; and 100% of the principal amount will be payable upon declaration of acceleration or maturity;
     (4) principal will be payable as set forth in the form of 2020 Note;
     (5) the rate of interest and interest payment and record dates are as set forth in the form of 2020 Note;
     (6) not applicable;
     (7) the 2020 Notes will be subject to mandatory offer to repurchase as set forth in Article 3 below and may be subject to a special mandatory redemption as set forth in Section 7.03 below;
     (8) the 2020 Notes will be subject to optional redemption as set forth in Article 7 below;
     (9) the 2020 Notes will be issuable in a minimum denomination of $2,000 and integral multiples of $1,000 in excess thereof;
     (10) not applicable;

     (11) the provisions set forth in the Indenture relating to defeasance and discharge will be applicable;
     (12) not applicable;
     (13) not applicable;
     (14) the rate of interest otherwise applicable to the 2020 Notes will be the Overdue Rate;
     (15) not applicable;
     (16) as set forth elsewhere herein;
     (17) the 2020 Notes shall be issuable as Global Securities and the provisions of Section 3.4(b) of the Indenture shall apply to the 2020 Notes;
     (18) not applicable;
     (19) not applicable;
     (20) the 2020 Notes will not be convertible;
     (21) not applicable;
     (22) each of the Guarantors (as defined herein) will guarantee the 2020 Notes;
     (23) not applicable;
     (24) the 2020 Notes will be secured on the terms set forth in Section 3.02(c) below and the terms of Article XVIII of the Indenture will apply to the 2020 Notes;
     (25) not applicable;
     (26) not applicable;
     (27) not applicable; and
     (28) as set forth elsewhere herein.
ARTICLE 2
CERTAIN DEFINITIONS
     Section 2.01. Certain Definitions. Section 1.1 of the Base Indenture is hereby amended by adding the following definitions in their proper alphabetical order which, in the event of a conflict with the definition of terms in the Indenture, shall govern.

Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Base Indenture.
     “Additional Notes” means, with respect to any series of Debt Securities, any Debt Securities issued under the Indenture in addition to and of the same series as any Initial Notes, having the same terms in all respects as such Initial Notes, except that interest shall accrue on the Additional Notes from the preceding interest payment date.
     “Initial Notes” means, in respect of any series of Debt Securities, the Debt Securities of such series that were initially issued hereunder.
     Section 2.02. Certain Definitions Applicable to the 2020 Notes. For all purposes of this Second Supplemental Indenture and the 2020 Notes, Section 1.1 of the Base Indenture is hereby amended by adding the following definitions in their proper alphabetical order which, in the event of a conflict with the definition of terms in the Indenture, shall govern. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Base Indenture.
     “2020 Notes“ shall have the meaning ascribed to it in the preamble of the Second Supplemental Indenture.
     “2039 Notes” shall have the meaning ascribed to it in the preamble of the Second Supplemental Indenture.
     “Attributable Debt” means the present value (discounted at the actual percentage rate inherent in such arrangement as determined in good faith by the Company, compounded semi-annually) of the obligation of a lessee for rental payments during the remaining term of any lease (including any period for which such lease has been extended). Such rental payments shall not include amounts payable by the lessee for maintenance and repairs, insurance, taxes, assessments and similar charges and for contingent rents (such as those based on sales). In case of any lease which is terminable by the lessee upon the payment of a penalty, such rental payments shall also include such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated. Any determination of any actual percentage rate inherent in any such arrangement made in good faith by the Company shall be binding and conclusive, and the Trustee shall have no duty with respect to any determination made under this covenant.
     “Change of Control” means the occurrence of any one of the following:
     (a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of the Company and the Company’s Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of the Company’s Subsidiaries;
     (b) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in

Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock, measured by voting power rather than number of shares;
     (c) the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction;
     (d) the first day on which the majority of the members of the Board of Directors cease to be Continuing Directors; or
     (e) the approval of a plan relating to the liquidation or dissolution of the Company by the Company’s stockholders.
     Notwithstanding the foregoing, a transaction (or series of related transactions) will not be deemed to involve a Change of Control under clauses (1) or (2) above if the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (a) the direct or indirect Holders of a majority of the Voting Stock of such holding company immediately following that transaction are substantially the same as the Holders of a majority of the Company’s Voting Stock immediately prior to that transaction or (b) the shares of the Company’s Voting Stock outstanding immediately prior to such transaction are converted into or exchanged for a majority of the Voting Stock of such holding company immediately after giving effect to such transaction.
     “Change of Control Triggering Event” means the rating on the 2020 Notes is lowered by two of the three Rating Agencies and the 2020 Notes are rated below an Investment Grade Rating by two of the three Rating Agencies, in each case, on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change). If one of the Rating Agencies (including any replacement rating agency) has ceased to provide a rating for the 2020 Notes at the commencement of any Trigger Period, a Change of Control Triggering Event will mean the rating on the 2020 Notes is lowered by one of the remaining Rating Agency and the 2020 Notes are rated below Investment Grade by such agency on any date during the Trigger Period. If any two of the three Rating Agencies (including any replacement rating agency) have ceased to provide a rating for the 2020 Notes, at the commencement of any Trigger Period, a Change of Control Triggering Event will be deemed to have occurred. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.
     “Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the 2020 Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the 2020 Notes.
     “Comparable Treasury Price” means, with respect to any Redemption Date, (i) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.
     “Consolidated Net Assets” means total assets after deducting therefrom all current liabilities as set forth on the Company’s most recent consolidated balance sheet and computed in accordance with U.S. generally accepted accounting principles.
     “Continuing Director” means, as of any date of determination, any member of the Board of Directors who:
     (1) was a member of the Board of Directors on the date of the Indenture; or
     (2) was nominated for election or elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (or such lesser number comprising a majority of a nominating committee if authority for such nomination, election or appointment has been delegated to a nominating committee whose authority and composition have been approved by at least a majority of the directors who were Continuing Directors at the time such committee was formed), whether by specific vote or by approval of the proxy statement in which such individual is named as a nominee or otherwise.
Without limiting the generality of the foregoing, “Continuing Director” shall include one or more directors or nominees who are part of a dissident slate of directors in connection with a proxy contest, which director or nominee is approved by the Company’s Board of Directors as a Continuing Director, even if such Board of Directors opposed or opposes the directors for purposes of such proxy contest.
     “Credit Facilities” means (i) the Company’s $400 million revolving credit agreement dated as of July 18, 2008, (ii) the Company’s $1.00 billion 364-day credit agreement to be dated as of July 27, 2010 and (iii) the Company’s $500 million credit agreement to be dated as of July 27, 2010, in each case, as amended, modified, supplemented, replaced, renewed or refinanced from time to time.

     “DTC” has the meaning ascribed to such term in Section 6.02 of the Second Supplemental Indenture.
     “Event of Default” means any event specified as such in Section 5.1 of the Indenture or Section 4.01 of the Second Supplemental Indenture.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “First Supplemental Indenture” means the First Supplemental Indenture, dated as of August 14, 2009, among the Company, the Guarantors and the Trustee, pursuant to which the Company’s 6.625% Notes due 2039 have been issued.
     “Fitch” means Fitch Ratings, a member of the Fitch Group, which is a majority-owned subsidiary of Fimalac, S.A., or its successors.
     “Global Note” has the meaning ascribed to such term in Section 6.01 of the Second Supplemental Indenture.
     “Global Note Holder” has the meaning ascribed to such term in Section 6.02 of the Second Supplemental Indenture.
     “Guarantors” means all of the Company’s existing and future Subsidiaries that are Guarantors as required pursuant to Article 5 of the Second Supplemental Indenture until any such entity’s Guarantee is released.
     “Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch); or, if applicable, the equivalent investment grade rating by any replacement Rating Agency.
     “Issue Date” means July 26, 2010.
     “Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, or its successors.
     “Notes” has the meaning ascribed to it in the preamble of the Second Supplemental Indenture.
     “Principal Property” means any manufacturing or processing plant or warehouse distribution facility or office owned or leased at the date hereof or hereafter acquired by the Company or any Restricted Subsidiary of the Company which is located within the United States and the gross book value (including related land and improvements thereon and all machinery and equipment included therein without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 5% of Consolidated Net Assets other than:

          (1) any such manufacturing or processing plant or warehouse or any portion thereof (together with the land on which it is erected and fixtures comprising a part thereof) which is financed by industrial development bonds which are tax exempt pursuant to Section 103 of the Internal Revenue Code (or which receive similar tax treatment under any subsequent amendments thereto or any successor laws thereof or under any other similar statute of the United States),
          (2) any property which, as evidenced by or determined pursuant to a board resolution, is not of material importance to the total business conducted by the Company as an entirety or
          (3) any portion of a particular property which, as evidenced by or determined pursuant to a board resolution, is not of material importance to the use or operation of such property.
     “Quotation Agent” means one of the Reference Treasury Dealers selected by the Company.
     “Rating Agency” means each of Moody’s, S&P and Fitch; provided, however, that if any of Moody’s, S&P or Fitch ceases to provide rating services to issuers or investors, the Company may appoint a replacement for such Rating Agency.
     “Reference Treasury Dealer” means Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc. and a Primary Treasury Dealer (defined herein) selected by Wells Fargo Securities, LLC (or their respective affiliates which are Primary Treasury Dealers), and their successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer; and any other Primary Treasury Dealer(s) selected by the Company.
     “Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such Redemption Date.
     “Restricted Subsidiary” means (a) a Subsidiary of the Company (i) substantially all the property of which is located, or substantially all the business of which is carried on, within the United States and (ii) which owns a Principal Property and (b) any Guarantor.
     “Second Supplemental Indenture” means the Second Supplemental Indenture, dated as of July 26, 2010, among the Company, the Guarantors and the Trustee, pursuant to which the Company’s 4.950% Notes due 2020 have been issued.
     “S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or its successors.

     “Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.
     “Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the Board of Directors of such person.
ARTICLE 3
COVENANTS
     The following covenants shall apply in addition to the covenants set forth in the Indenture:
     Section 3.01. Offer to Redeem upon Change of Control Triggering Event.
     (a) Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its right to redeem the 2020 Notes pursuant to Section 7.01, each Holder of the 2020 Notes shall have the right to require the Company to purchase all or a portion of such Holder’s 2020 Notes pursuant to the offer described in this Section 3.01 (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the rights of Holders of the 2020 Notes on the relevant record date to receive interest due on the relevant Interest Payment Date.
     (b) Unless the Company has exercised its right to redeem the 2020 Notes, within 30 days following the date upon which the Change of Control Triggering Event occurred or, at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company shall be required to send, by first class mail, a notice to each Holder of 2020 Notes, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, shall state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date. Holders of the 2020 Notes electing to have 2020 Notes purchased pursuant to a Change of Control Offer shall be required to surrender their 2020 Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the 2020 Note completed, to the Paying Agent at the address specified in the notice, or transfer their 2020 Notes to the Paying Agent by book-entry transfer pursuant to the applicable procedures of the Paying Agent, prior to the close of business on the third business day prior to the Change of Control Payment Date.
     (c) The Company will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all 2020 Notes properly tendered and not withdrawn under its offer.
     Section 3.02. Restrictions on Secured Debt.
     (a) If the Company or any Restricted Subsidiary shall after the date of the Indenture incur, issue, assume or guarantee any loans, whether or not evidenced by negotiable instruments or securities, or any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed (hereinafter, “Debt”) secured by pledge of, or mortgage or lien on, any Principal Property of the Company or any Restricted Subsidiary, or on any shares of Capital Stock of or Debt of any Restricted Subsidiary (mortgages, pledges and liens being hereinafter called “Mortgages”), the Company shall secure or cause such Restricted Subsidiary to secure the 2020 Notes (and any other Debt Securities issued under the Indenture to the extent the terms thereof so provide) equally and ratably with (or, at the Company’s option, prior to) such secured Debt, so long as such secured Debt shall be so secured, unless the aggregate amount of all such secured Debt would not exceed 15% of Consolidated Net Assets.
     (b) The restrictions set forth in paragraph (a) in this Section 3.02 will not apply to, and there will be excluded from secured Debt in any computation under such restrictions, Debt secured by:
     (i) Mortgages on property of, or on any shares of Capital Stock of or Debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary;
     (ii) Mortgages in favor of the Company or any Restricted Subsidiary;
     (iii) Mortgages on property, shares of Capital Stock or Debt existing at the time of acquisition thereof (including acquisition through merger, consolidation, purchase, lease or some other method) or to secure the payment of all or any part of the purchase price thereof or cost of construction, development, refurbishment, or improvement thereon or to secure any Debt incurred prior to, at the time of, or within 360 days after the later of the acquisition of such property, shares of Capital Stock or Debt or the completion, development, refurbishment or improvement of construction for the purpose of financing all or any part of the purchase price thereof or construction, development, refurbishment or improvement thereon;
     (iv) Mortgages securing obligations issued by a state, territory or possession of the United States, any political subdivision of any of the foregoing, or the District of Columbia, or any instrumentality of any of the foregoing to finance the acquisition or construction of property, and on which the interest is not, in the opinion of tax counsel of recognized standing or in accordance with a ruling issued by the Internal Revenue Service, includible in gross income of the Holder by reason of Section 103(a)(1) of the Internal Revenue Code (or any

successor to such provision or any other similar statute of the United States) as in effect at the time of the issuance of such obligations;
     (v) Mortgages existing at the date of the Indenture securing Debt outstanding on the date of the Indenture (or Debt in respect of commitments outstanding on the date of the Indenture to the extent such commitments are under a secured Debt facility);
     (vi) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Mortgage referred to in the foregoing paragraphs (1) to (5), inclusive; provided, however, that such extension, renewal or replacement Mortgage shall be limited to all or part of the same property, shares of Capital Stock or Debt that secured the Mortgage extended, renewed or replaced (plus improvements on such property) and the principal amount of Debt secured by such Mortgage immediately prior to such extension, renewal or refunding is not increased (except any increase in an amount not to exceed the amount of any unfunded commitments on the date of the Indenture referred to in clause (5) in the case of an extension, renewal or replacement of Mortgages previously incurred under clause (5));
     (vii) Mortgages in connection with legal proceedings with respect to any of the Company’s property, including any attachment or judgment lien;
     (viii) Mortgages for taxes or assessment, landlords’ liens, mechanic’s liens or charges incidental to the conduct of business or ownership of property, not incurred by borrowing money or securing debt, or not overdue or liens the Company is contesting in good faith, or liens released by deposit or escrow;
     (ix) Mortgages for penalties, assessments, clean-up costs or other governmental charges relating to environmental protection matters;
     (x) Mortgages (other than any lien imposed by ERISA) incurred or deposits made in the ordinary course of business (1) in connection with workers’ compensation, unemployment insurance, other types of social security or retirement benefits and insurance regulatory requirements or (2) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds, bids, leases (other than capital leases), performance bonds, purchase, construction or sales contracts and other similar obligations provided that such liens, in the aggregate, do not detract in a material way from the value of the assets of the Company or its Subsidiaries or impact in a material way the use thereof in the operation of their business and are not incurred in connection with the borrowing of money; and
     (xi) Mortgages on accounts receivable and related contract rights of the Company or any Subsidiary in favor of purchasers or providers of financing under certain financing programs.

     (c) In addition to the provisions of paragraphs (a) and (b) of this Section, the Company and the Guarantors shall equally and ratably secure the 2020 Notes to the extent the Company secures its Credit Facilities with any existing or future assets, for so long as such Credit Facilities are secured (whether or not such security interests securing the Credit Facilities are permitted pursuant to the foregoing). This paragraph (c) shall only apply so long as the Credit Facilities are secured by liens. If all liens securing the Credit Facilities are released and not replaced, substantially concurrently, with new liens, then this paragraph (c) shall cease to apply and only the provisions in paragraphs (a) and (b) of this Section shall apply.
     Section 3.03. Limitations on Sale and Lease-Back
     (a) The Company shall not, nor shall it permit any Restricted Subsidiary to, enter into any arrangement with any person providing for the leasing by the Company or any Restricted Subsidiary of any Principal Property of the Company or any Restricted Subsidiary (whether such Principal Property is now owned or hereafter acquired) (except for temporary leases for a term of not more than three years and except for leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries), which Principal Property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such person (herein referred to as a “Sale and Lease-Back Transaction”), unless
     (i) the Company or such Restricted Subsidiary would be entitled, pursuant to the provisions of Section 3.02, to issue, assume or guarantee Debt secured by a mortgage upon such Principal Property at least equal in amount to the Attributable Debt in respect of such arrangement without equally and ratably securing the 2020 Notes, provided, however, that from and after the date on which such arrangement becomes effective the Attributable Debt in respect of such arrangement shall be deemed for all purposes to be Debt subject to the provisions of Section 3.02;
     (ii) within a period of twelve months before and twelve months after the consummation of the sale and lease-back arrangement, the Company or any Restricted Subsidiaries expends on the property an amount equal to: (i) the net proceeds of the sale of the real property leased pursuant to the arrangement and the Company designates this amount as a credit against the arrangement; or (ii) part of the net proceeds of the sale of the real property leased pursuant to the arrangement and the Company designates this amount as a credit against the arrangement and applies an amount equal to the remainder due as described below; or
     (iii) the Company shall apply an amount in cash equal to the Attributable Debt in respect of such arrangement to the retirement, within 120 days of the effective date of any such arrangement, of Debt of the Company or any Restricted Subsidiary (other than Debt owned by the Company or any Restricted Subsidiary and other than Debt of the Company or any Guarantor which is subordinated to the 2020 Notes) which by its terms matures at or is extendible or renewable at the option of the obligor to a date more than twelve months after the date of the creation of such Debt.
     Section 3.04. Applicability of Covenants Contained in the Base Indenture. Each of the agreements and covenants of the Company contained in Article XII of the Base Indenture shall apply to the 2020 Notes.
ARTICLE 4
REMEDIES
     Section 4.01. Events of Default. In addition to the events set forth in Section 5.1 of the Base Indenture, (a) clause (2) of such Section 5.1 shall be amended by adding the words “or the failure to redeem any of the 2020 Notes if and when required pursuant to any mandatory redemption provision” immediately after the word “Maturity” and (b) clauses (5) and (6) of such section 5.1 shall also apply to any such events with respect to any Guarantor or any Restricted Subsidiary. References to such clauses in Section 5.2 of the Indenture shall, however, only refer to such clauses in the Base Indenture.
ARTICLE 5
GUARANTEES
     Section 5.01. Unconditional Guarantees. (a) All of the Company’s existing and future Subsidiaries that are guarantors of the Credit Facilities or other indebtedness for borrowed money will be required to unconditionally guarantee all obligations in respect of the 2020 Notes for so long as they remain guarantors under the Credit Facilities or such other indebtedness.
     (b) Each of the Guarantors required to guarantee all obligations in respect of the 2020 Notes will execute a Guarantee in the form of Exhibit A to the Indenture to evidence such Guarantee in accordance with the provisions of Article Seventeen of the Base Indenture.
     (c) For purposes of the 2020 Notes, Section 17.6(b) of the Indenture will not be applicable, and Section 17.6(a) shall be amended by adding “and all other indebtedness for borrowed money” immediately after “Credit Agreement.”
ARTICLE 6
THE 2020 NOTES
     Section 6.01. Form of the 2020 Notes. The 2020 Notes will be issued as Global Securities in the form of Exhibit A hereto and shall be issued in the form of Global Securities.
     Section 6.02. Depository. The Depository for the Global Note will initially be The Depository Trust Company (“DTC”) and the Global Note will be deposited with, or on behalf of, the Trustee as custodian for DTC and registered in the name of DTC or a nominee of DTC (such nominee being referred to herein as the “Global Note Holder”).
ARTICLE 7
REDEMPTION
     Section 7.01. Optional Redemption. The 2020 Notes will be redeemable, at the option of the Company, at any time in whole or from time to time in part. The Redemption Price for the 2020 Notes to be redeemed on any Redemption Date shall be equal to the greater of the following amounts:
     (a) 100% of the principal amount of the 2020 Notes being redeemed on the Redemption Date; or
     (b) the sum of the present values of the remaining scheduled payments of principal and interest on the 2020 Notes being redeemed on that Redemption Date (not including any portion of any payments of interest accrued to the Redemption Date) discounted to the Redemption Date on a semiannual basis at the Treasury Rate, as determined by the Reference Treasury Dealer, plus 30 basis points;
     plus, in each case, accrued and unpaid interest on the 2020 Notes to the Redemption Date. Notwithstanding the foregoing, installments of interest on the 2020 Notes that are due and payable on Interest Payment Dates falling on or prior to a Redemption Date shall be payable on the Interest Payment Date to the registered Holders as of the close of business on the relevant record date according to the 2020 Notes and the Indenture. The Redemption Price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.
     Section 7.02. Applicability of Sections of the Base Indenture. The provisions of Article XIII of the Base Indenture in respect of the 2020 Notes shall apply to any optional redemption of the 2020 Notes except when such provisions conflict with the foregoing.
     Section 7.03. Special Mandatory Redemption. The 2020 Notes will be subject to a special mandatory redemption in the event the Merger Agreement is terminated or the Merger is not consummated at or before 11:59 p.m. (New York City time) on October 15, 2010 (a “Redemption Event”). In that event, the 2020 Notes will be redeemed at a special mandatory redemption price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of the Special Redemption Date (as defined below) (the “Special Mandatory Redemption Price”).
     Upon the occurrence of a Redemption Event, the Company shall give written notice to the Trustee, not later than 2 p.m. on the immediately following Business Day, that the 2020 Notes shall be redeemed as provided herein. Not later than the fifth Business Day following receipt of such notice, the Company, or the Trustee on behalf of the Company, will mail notice of the foregoing redemption to the registered Holders of the 2020 Notes, specifying the redemption date, which shall be the fifth Business Day following mailing of such notice (the “Special Redemption Date”) and the 2020 Notes shall be redeemed without any action from the Holders of the 2020 Notes. The Special Mandatory Redemption Price shall be paid in accordance with the rules of the Depository for the 2020 Notes on the Special Mandatory Redemption Date; provided, however, that the Company shall deposit with the Trustee an amount sufficient to pay the Special Mandatory Redemption Price by 10:00 a.m., New York City time, on the Special Redemption Date.
ARTICLE 8
DEFEASANCE
     Section 8.01. If the Company shall effect a defeasance of the 2020 Notes pursuant to Section 15.2(b) of the Indenture, the Company shall cease to under any obligation to comply with the covenants set forth in Article 3 hereof.
ARTICLE 9
MISCELLANEOUS
     Section 9.01. GOVERNING LAW. THIS SECOND SUPPLEMENTAL INDENTURE AND THE 2020 NOTES WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OF CONFLICTS OF LAW.
     Section 9.02. Recitals. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness

SIGNATURES
     IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the date first above written.

RALCORP HOLDINGS, INC.

By:
Name:	S. Monette
Title:	Corporate Vice President, Treasurer and Corporate Development Officer

On behalf of each entity named in Schedule 1 hereto, as Guarantors

By:
Name:	S. Monette
Title:	Treasurer

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:
Name:
Title:
[Second Supplemental Indenture signature page]

Exhibit 4.3
SCHEDULE 1
Guarantors
BLOOMFIELD BAKERS, A CALIFORNIA LIMITED PARTNERSHIP
BREMNER FOOD GROUP, INC.
COMMUNITY SHOPS, INC.
COTTAGE BAKERY, INC.
FLAVOR HOUSE PRODUCTS, INC.
HARVEST MANOR FARMS, LLC
HERITAGE WAFERS, LLC
LOFTHOUSE BAKERY PRODUCTS, INC.
LOVIN OVEN, LLC
MEDALLION FOODS, INC.
NUTCRACKER BRANDS, INC.
PARCO FOODS, L.L.C.
POST FOODS, LLC
RALCORP FROZEN BAKERY PRODUCTS, INC.
RH FINANCIAL CORPORATION
RIPON FOODS, INC.
SUGAR KAKE COOKIE, INC.
THE BUN BASKET, INC.
THE CARRIAGE HOUSE COMPANIES, INC.

EXHIBIT A
[Form of 2020 Note]

A-2